BONUS COMPENSATION AGREEMENT


          THIS BONUS COMPENSATION AGREEMENT ["Bonus Agreement"] is made and entered into this 30th day of September, 1994, by and between AMVESTORS FINANCIAL CORPORATION ["AmVestors"] and AMERICAN INVESTORS LIFE INSURANCE COMPANY, INC. ["AILICO"], all Kansas corporations, as parties of the first part, and RALPH W. LASTER, JR. ["Mr. Laster"], an individual, party of the second part.

                                WITNESSETH:

          WHEREAS, AmVestors has employed Mr. Laster as its Chairman of the Board of Directors and Chief Executive Officer, and AILICO has employed
Mr. Laster as its President and Chief Executive Officer in accordance with the terms and conditions of an Employment Agreement dated August 25, 1994;

          WHEREAS, the Employment Agreement dated August 25, 1994, establishes Mr. Laster's annual base salary, benefits and perquisites, but does not provide him with any additional compensation based upon the financial performance or profitability of AmVestors and its affiliates
["the Companies"];

          WHEREAS, AmVestors and AILICO believe that Mr. Laster may be in a position to influence the financial performance and profitability of the Companies by virtue of his employment, knowledge and experience;

          WHEREAS, AmVestors and AILICO believe that the best interests of the Companies, their shareholders, policyholders and/or creditors will be promoted by providing Mr. Laster with a personal financial incentive to maximize the profitability of the Companies, and that this objective can be attained by affording
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him the opportunity to earn additional or bonus compensation based upon objective indicia of performance;

          WHEREAS, AmVestors and AILICO desire to provide Mr. Laster with the opportunity to earn additional or bonus compensation based upon the financial performance of the Companies in accordance with the terms and conditions described below;

          WHEREAS, Mr. Laster desires the opportunity to earn additional or bonus compensation, in addition to his annual base salary, benefits and perquisites, based upon the financial performance of the Companies in accordance with the terms and conditions described below.

          NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties expressly understand and agree as follows:

          1. Performance of Executive Employee. Mr. Laster shall fully discharge his duties and responsibilities in accordance with the Employment Agreement dated August 25, 1994, and shall utilize his best efforts to maximize the financial performance and profitability of the Companies to the fullest extent permitted under law.

          2. Additional or Bonus Compensation. During each year of his employment, Mr. Laster shall be entitled to earn additional or bonus compensation based upon the annual financial performance of AmVestors and its affiliates, and shall be entitled to receive such compensation if one or more specified performance objectives have been fulfilled and the conditions of this section are otherwise satisfied.
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          (a)  Peformance Objectives During each calendar year of his employment, Mr. Laster shall be entitled to additional or bonus compensation if one or more of the following goals is met for the calendar year as a whole: (i) AmVestors achieves a return on equity equal to or greater than 13%; (ii) AmVestors achieves asset growth equal to or greater than 15%; (iii) AmVestors realizes a total return on its own common stock equal to or greater than the total return reported in the Standard & Poor Life Index for the life insurance industry that year; (iv) AmVestors' core operating earnings are equal to or greater than the reported expectations of market analysts as of April 1st of the calendar year; (v) AILICO receives premiums and annuity consideration before reinsurance equal to or greater than $300 million; (vi) AmVestors realizes and/or maintains a gross margin equal to or greater than 200 basis points ["BP"]; and (vi) AmVestors incurs total expenses equal to or less than 100 basis points ["BP"].

          (b) Definitions For purposes of this section: (i) "return on equity" shall be stated as a percentage derived from net income divided by average shareholder's equity for the calendar year; (ii) "asset growth" shall be stated as a percentage derived from total assets as of December 31st of the calendar year minus total assets as of December 31st of the preceding calendar year divided by total assets as of December 31st of the preceding calendar year; (iii) "total return on its own common stock" shall be calculated using the same factors and metholodology as the Standard
& Poor Life Index, including stock appreciation and dividends per share, if any, during the calendar year; (iv) "core
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     operating earnings" shall be derived from the
     corresponding entry on Form 10K of AmVestors' annual report to the shareholders; (v) "the reported expectations of market analysts" means any published forecast(s) of future financial performance deemed to be reliable by AmVestors' Board of Directors in its sole discretion; (vi) "premiums and annuity consideration before reinsurance" shall be derived from AILICO's annual statement filed with the Kansas Insurance Department; (vii) "gross margin" shall be derived from the corresponding entry in the margin analysis on
Form 10K of AmVestors' annual report to the shareholders; and (viii) "total expenses" means general insurance expenses and amortization of deferred acquisition cost ["DAC"] associated with core operating earnings stated as a percentage of average invested assets for the calendar year.
          (c) Additional or Bonus Compensation Formula. Additional or bonus compensation shall be calculated by multiplying Mr. Laster's annual base salary for the calendar year ["base"] times the ratio of performance objective points earned divided by total performance objective points possible.  For purposes of this formula, performance objectives are assigned the following point values:
                   Objective                               Points

              AmVestors Return on Equity > 13%  .

              AmVestors Asset Growth > 15%  . . . . . . . .  1

              Total Return on AmVestors Stock
                 > Total Return on S&P Life Index . . . . .  1

              AmVestors Core Operating Earnings
                 > Analyst Expectations . . . . . . . . . .  1
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             AILICO Premiums & Annuity
                 Consideration > $300 Million . . . . . . .  1

              AmVestors Gross Margin > 200 BP . . . . . . . 0.5

              AmVestors Total Expenses
                 < 100 BP . . . . . . . . . . . . . . . . . 0.5
     for a total of 6.0 performance objective points possible each year in which such criteria are utilized. In determining the multiplication ratio as a fractional amount, the total objective points earned serves as the numerator and the total objective points possible serves as the denominator. If no performance objectives are achieved for the calendar year as a whole, however, no points are earned and no additional or bonus compensation shall be due.

          (d) Modification of Performance Measures and Point Values. During the first ninety (90) days of calendar year 1995 and each calendar year thereafter as deemed appropriate, the Board of Directors of AmVestors and AILICO, in consultation with the Compensation Committee, is authorized in its sole discretion to amend, modify and/or supplement the performance goals or objectives set forth in subsections (a), (b) and (c) above, and to assign relative point values to all such performance goals or objectives, for the purpose of determining Mr. Laster's eligibility for additional or bonus compensation and calculating its amount, and any such amendments or modifications shall be effective as of January 1st of any calendar year in which the action is taken.

          (e) Allocation and Payment of Additional or Bonus Compensation. The total amount of any additional or bonus
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compensation which may be otherwise due in accordance with this section for any year of Mr. Laster's employment shall be allocated in equal amounts to a cash bonus and a salary bonus to be paid during the next succeeding calendar year as follows: (i) Mr. Laster shall be paid the total amount of the cash bonus [i.e., 50% of all additional or bonus compensation] in a lump sum as soon as practicable following receipt of the certified audit report for the year in which objective points were earned, but no later than April 15th; and (ii) Mr. Laster shall be paid the total amount of the salary bonus in equal bi-monthly installments from April 15th through December 31st except as otherwise provided herein.

          (f) Entitlement to and Forfeiture of Additional or Bonus Compensation Under Prescribed Circumstances. The terms of this subsection shall have the same meaning as terms utilized in a comparable context of the Employment Agreement dated August 25, 1994.

               (i) Expiration of Term of Employment In the event that Mr. Laster's employment is terminated for any reason upon expiration of the period covered by his Employment Agreement dated August 25, 1994, Mr. Laster shall be entitled to receive a lump sum payment equal to the full amount of any cash bonus and salary bonus that would otherwise have been due or owing to him, which shall be paid within ten (10) days following receipt of the
certified   audit  report  for the  last  calendar  year  of  his employment.

                             (ii) Death or Disability  In  the  event  that Mr.
Laster's  employment is terminated due to death or disability
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at any time prior to December  31st  of  any  calendar  year, his personal representative(s): shall be entitled to receive a lump sum payment equal to the full amount of any cash bonus and salary bonus that would otherwise have been due or owing to him for the remainder of such calendar year, which shall be paid within thirty(30) days of death or disability; and, if Mr. Laster was employed at least nine (9) months during the calendar year of death or diability, a lump sum payment equal to the full amount of any cash bonus and salary bonus that would otherwise have been due or owing to him during the next succeeding calendar year, which shall be paid within ten (10) days following receipt of the certified audit report for the calendar year of his death or disability.

                             (iii) Termination  For Good Reason  In the event
that Mr. Laster terminates his employment for good reason, including a change in control, at any time prior to December 31st of any calendar year, he shall be entitled to receive a lump sum payment equal to the full amount of any cash bonus and salary bonus that would otherwise have been due or owing to him for the remainder of such calendar year, which shall be paid within thirty (30) days of termination; and an additional lump sum payment equal to the full amount of any cash bonus and salary bonus that would otherwise have been due or owing to him during the next succeeding calendar year, which shall be paid within ten (10) days following receipt of the certified audit report for the year of termination.

                             (iv)  Termination Without Good Reason  In  the
event that Mr. Laster terminates his employment without good reason prior to December 31st of any calendar year, Mr. Laster
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shall  forfeit his  right  to any unpaid salary bonus through the remainder of the calendar year of termination, and Mr. Laster shall not be entitled to receive any cash bonus or salary bonus that would have otherwise been due or owing to him hereunder at any time during the calendar year following such termination.

                             (v)  Termination  Without  Cause  In the event that
Mr. Laster's employment is terminated by AmVestors and/or AILICO without cause prior to December 31st of any calendar year, Mr. Laster shall be entitled to receive the full amount of any cash bonus and salary bonus otherwise due in that calendar year, which shall be paid within ten (10) days of such termination; and, if Mr. Laster was employed for at least nine (9) months during the year of termination, he shall be entitled to receive an additional lump sum payment equal to the full amount of the cash bonus and salary bonus that would have otherwise been due or owing to him hereunder during the next succeeding calendar year, which shall be paid within ten (10) days following receipt of the certified audit report for the year of termination.

                             (vi) Termination  for Cause  In the event that
AmVestors and/or AILICO terminate  Mr.  Laster's  employment  for cause prior  to  December  31st  of any calendar year, Mr. Laster shall forfeit his right to any unpaid salary bonus through the remainder of the calendar year of termination, and Mr. Laster shall not be entitled to receive any cash bonus or salary bonus that would have otherwise been due or owing to him hereunder at any time during the next succeeding calendar year.
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                   3.   Governing  Law  and  Binding  Effect   This   Bonus
Agreement shall be governed by the laws of the State of Kansas, and shall be binding upon the parties hereto, their successors, heirs, legatees and personal representatives.

                   IN WITNESS WHEREOF, parties hereto have signed this Bonus Compensation Agreement the day and year first written above.


                                         PARTY OF THE FIRST PART:

                                         AMVESTORS FINANCIAL CORPORATION



                                         By: /s/Mark V. Heitz
                                            _________________________
                                            Mark V. Heitz, its President
                                            and General Counsel

ATTEST:


/s/Lynn F. Hammes
_____________________________
CORPORATE SECRETARY


                                         AMERICAN INVESTORS LIFE INSURANCE
                                            COMPANY, INC.



                                         By: /s/Mark V. Heitz
                                            _____________________________
                                            Mark V. Heitz, its Chairman of
                                            the Board and General Counsel

ATTEST:

/s/Lynn F. Hammes
__________________________
CORPORATE SECRETARY
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                                         COMPENSATION COMMITTEE - AMVESTORS
                                         FINANCIAL CORPORATION and AMERICAN
                                         INVESTORS LIFE INSURANCE COMPANY,
                                            INC.



                                         By: /s/ R. Rex Lee
                                            ______________________________
                                            R. Rex Lee, it Chairman


                                         PARTY OF THE SECOND PART:


                                        /s/Ralph W. Laster, Jr.
                                         _________________________________
                                         RALPH W. LASTER, JR.

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